UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*



                           ELEC COMMUNICATIONS, CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    284739109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  45320R108
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Master Fund, Ltd.
      98-0337673
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      PSource Structured Debt Limited

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Guernsey
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Calliope Capital Corporation
      57-1237865
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Erato Corporation
      57-1237862
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Capital Management, LLC
      13-4150669
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Offshore SPV II, Corp.
      26-0811267
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens U.S. SPV I, LLC
      20-8903266
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Capital Management, LLC
      20-8903345
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      David Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Israel
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No.  284739109
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Eugene Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,565,422*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,565,422*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,565,422
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 284739109

Item 1(a).  Name Of Issuer:  ELEC Communications Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            75 South Broadway, Suite 302
            White Plains, New York 10601


Item 2(a).  Name of Person Filing:

            Laurus Master Fund, Ltd.

          This Schedule 13G, as amended, is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Calliope Capital Corporation, a Delaware Corporation, Erato Corporation, a Delaware corporation, PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey, Valens Offshore SPV II, Corp., a Delaware corporation, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. and PSource Structured Debt Limited. Calliope Capital Corporation and Erato Corporation are wholly owned subsidiaries of Laurus Master Fund, Ltd. Valens Capital Management, LLC manages Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the shares owned by Laurus Master Fund, Ltd., Calliope Capital Corporation, Erato Corporation, PSource Structured Debt Limited, Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. reported in this Schedule 13G, as amended Information related to each of Laurus Capital Management, LLC, Calliope Capital Corporation, Erato Corporation, Valens Offshore SPV II, Corp., PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            c/o Laurus Capital Management, LLC,
            335 Madison Avenue, 10th Floor
            New York, NY 10017

Item 2(c).  Citizenship:

            Cayman Islands

Item 2(d).  Title of Class of Securities:  Common Stock ("Common Stock")


Item 2(e).  CUSIP No.:   284739109


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

            Not Applicable.


Item 4.  Ownership

         (a) Amount Beneficially Owned: 2,565,422

         (b) Percent of Class:  9.99%

         (c) Number of Shares as to which the person has:

             (i)  sole power to vote or to direct the vote                    0*

             (ii) shared power to vote or to direct the vote          2,565,422*

            (iii) sole power to dispose or to direct the
                  disposition of                                              0*

             (iv) shared power to dispose or to direct the
                  disposition of                                      2,565,422*

-------------------

* Based on 25,679,904 shares of the common stock, par value $0.10 per share (the "Shares") outstanding of ELEC Communications Corp., a New York corporation (the "Company") as of October 15, 2007, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007. As of December 31, 2007, Laurus Master Fund, Ltd. ("Laurus"), Valens U.S. SPV I, LLC ("Valens U.S.") Calliope Capital Corporation ("Calliope"), Erato Corporation ("Erato"), PSource Structured Debt Limited ("PSource") and Valens Offshore SPV II, Corp.("Valens Offshore" and together with Laurus, Valens U.S., PSource, Calliope and Erato, the "Investors") held (i) a warrant (the "February 2005 Warrant") to acquire 793,650 Shares, at an exercise price of $0.72 per Share for the first 264,550 Shares acquired thereunder, $0.79 per Share for the next 264,550 Shares acquired thereunder, and $0.95 per Share for the remaining Shares acquired thereunder, subject to certain adjustments, (ii) a warrant (the "November 2005 Warrant") to acquire 1,202,976 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iii) a warrant (the "May 2006 Warrant") to acquire 3,359,856 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (iv) a warrant (the "April 2007 Warrant" and together with the November 2005 Warrant, and the May 2006 Warrant, the "Earlier Warrants") to acquire 1,200,000 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (v) a warrant (the "A-1 September 2007 Warrant") to acquire 80,513,758 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vi) a warrant (the "A-2 September 2007 Warrant") to acquire 6,709,480 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (vii) a warrant (the "A-3 September 2007 Warrant") to acquire 20,128,439 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (viii) a warrant (the "B-1 September 2007 Warrant") to acquire 14,208,310 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (ix) a warrant (the "B-2 September 2007 Warrant") to acquire 1,184,026 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments, (x) a warrant (the "B-3 September 2007 Warrant" and together with the A-1 September 2007 Warrant, A-2 September 2007 Warrant, A-3 September 2007 Warrant, B-1 September 2007 Warrant, and B-2 September 2007 Warrant, the "Later Warrants") to acquire 3,352,078 Shares, at an exercise price of $0.10 per Share, subject to certain adjustments and (xi) 480,952 Shares. The February 2005 Warrant and the Earlier Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The Later Warrants contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Fund of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 4.99% Issuance Limitation in the February 2005 Warrant may be revoked upon 75 days notice and is automatically null and void upon an event of default (as defined in and pursuant to the terms of the applicable instrument). The 4.99% Issuance Limitation in the Earlier Warrants may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void following notice to the Issuer of the occurrence and during the continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). Calliope and Erato are wholly owned subsidiaries of Laurus Master Fund, Ltd. (the "Fund"). The Fund and PSource are managed by Laurus Capital Management, LLC. Valens Offshore and Valens U.S. are both managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group

         Not Applicable.


Item 9.  Notice of Dissolution of Group

         Not Applicable.


Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 14, 2008
                                              ----------------
                                              Date


                                              LAURUS MASTER FUND, LTD.

                                              By:   /s/ Eugene Grin
                                                 -------------------------------
                                              Name:  Eugene Grin
                                              Title: Director



      Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 284739109

APPENDIX A

A. Name: Laurus Capital Management, LLC, a Delaware limited liability company

   Address:                335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


B. Name: Calliope Capital Corporation, a Delaware corporation

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


C. Name: PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Guernsey


D. Name:                   Erato Corporation, a Delaware corporation

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


E. Name:                   Valens Offshore SPV II, Corp., a Delaware corporation

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware

F. Name: Valens U.S. SPV I, LLC, a Delaware limited liability company

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware

G. Name: Valens Capital Management, LLC, a Delaware limited liability company

   Address:                c/o Laurus Capital Management, LLC
                           335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware

H. Name:                   David Grin
   Business                335 Madison Avenue, 10th Floor
   Address:                New York, New York 10017

   Principal               Director of Laurus Master Fund, Ltd.
   Occupation:             Principal of Laurus Capital Management, LLC

   Citizenship:            Israel


F. Name:                   Eugene Grin
   Business                335 Madison Avenue, 10th Floor
   Address:                New York, New York 10017

   Principal               Director of Laurus Master Fund, Ltd.
   Occupation:             Principal of Laurus Capital Management, LLC

   Citizenship:            United States

CUSIP No. 284739109


Each of Laurus Capital Management, LLC, PSource Structured Debt Limited, Calliope Capital Corporation, Erato Corporation, Valens Offshore SPV II, Corp., Valens Capital Management, LLC, David Grin and Eugene Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

PSource Structured Debt Limited,

Laurus Capital Management, LLC,

Calliope Capital Corporation,

Erato Corporation

By: Laurus Capital Management, LLC, individually and as investment manager

/s/ Eugene Grin
---------------------------------
Eugene Grin
Principal
February 14, 2008


Valens U.S. SPV I, LLC

Valens Offshore SPV II, Corp.

By Valens Capital Management, LLC, individually and as investment manager

/s/ David Grin
---------------------------------
David Grin
Authorized Signatory
February 14, 2008


/s/ David Grin
---------------------------------
David Grin, on his individual behalf
February 14, 2008


/s/ Eugene Grin
---------------------------------
Eugene Grin, on his individual behalf
February 14, 2008